EXHIBIT 99

  FOR IMMEDIATE RELEASE                        Contact:  Mr. Charles R. Ofner
                                                               (281) 496-5000

     Reading & Bates Awarded Contract by Shell Deepwater Development Inc.
                    To Build New Generation Semisubmersible

  June  30, 1997,  Houston, Texas....Reading  & Bates  Corporation  (RB-NYSE)
  announced today that its wholly owned subsidiary, Reading & Bates Drilling Co., has entered into a letter of intent with Shell Deepwater Development Inc. for the provision of a new generation ultra deepwater moored semisubmersible, the "RBS-6", under a firm five year contract. The letter of intent is subject to approval by the boards of directors of both companies, and to execution of a mutually agreeable drilling contract. The innovative design of the "RBS-6" builds on concepts pioneered in the construction of the "Jack Bates" and was developed by Reading & Bates' engineering department in conjunction with the engineering subsidiary of Ishikawajima-Harima Heavy Industries Co., Ltd. who were the builders of the "Jack Bates". The new semisubmersible will have a variable deck load of 6000 metric tons and can operate in a moored configuration in water depths up to 8000 feet. During the initial contract period, the rig will operate in the U.S. Gulf of Mexico. However, the design is suitable for worldwide service, including the harsh environments of the North Sea.

  The five year contract is expected to provide revenues of approximately $335 million against an expected construction cost of $235 million,
  exclusive  of capitalized  interest  and  other non-hardware  costs.    The
  drilling contract is being structured to facilitate off balance sheet financing by Reading & Bates by using the Shell Deepwater Development Inc. drilling contract as the primary financing collateral. Delivery is scheduled for January 2000.

  Paul B. Loyd, Jr., the Company's Chairman, Chief Executive Officer and President said, "Shell has always been one of our most important clients, and they are the technology leader in deep water drilling and development in the Gulf of Mexico. We therefore are exceptionally proud to have been selected by them to provide this newest generation semisubmersible. The "RBS-6" will be the world's premier deepwater semisubmersible drilling unit which will operate in water depths beyond the capability of the existing semisubmersible fleet. Our selection for this important project reaffirms our capability and commitment to lead the industry in technology related to deep water drilling and to continue to aggressively build shareholder value in our core contract drilling business. It is our belief that our technological expertise in deep water design and operations were responsible for the award of this important contract, and the innovative commercial contracting strategy results in significant return on equity while providing Shell an outstanding drilling unit at a reasonable price. And, this should be the first in a series of near term announcements related to Reading & Bates Drilling Co. that will clearly demonstrate leadership in the industry as well as future profitable growth in this segment of Reading & Bates' business."

  Reading & Bates is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production services.

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